STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

INTERNATIONAL FOOD AND WINE CONSULTANTS, INC., a Nevada Corporation

INTO

INTERNATIONAL FOOD AND WINE CONSULTANTS., a Delaware Corporation

International Food and Wine Consultants, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on February 10, 2006.

SECOND: That it owns 100% of the outstanding shares of the capital stock of International Food and Wine Consultants, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on July 27, 2007.

THIRD: That by Written Consent of its sole director, dated August 2, 2007, determined to merge the corporation into said International Food and Wine Consultants, Inc. (Nevada), and did adopt the following resolutions:

RESOLVED, that this corporation, International Food and Wine Consultants, Inc. (Nevada), merges itself into International Food and Wine Consultants, Inc. (Delaware), which corporation assumes all of the obligations of International Food and Wine Consultants, Inc. (Nevada).

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of International Food and Wine Consultants, Inc. (Nevada) shall receive 2.93632 shares of the common stock of International Food and Wine Consultants, Inc. (Delaware) in exchange for each share of common stock of International Food and Wine Consultants, Inc. (Nevada) and shall have no further claims of any kind or nature; and all of the common stock of International Food and Wine Consultants, Inc. (Delaware) held by International Food and Wine Consultants, Inc. (Nevada) shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, International Food and Wine Consultants, Inc. (Nevada), by written consent in lieu of a meeting of the stockholders.

FIFTH: That the name of the surviving corporation shall be International Food and Wine Consultants, Inc.

SIXTH: The effective date of the merger shall be August 9, 2007.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 2nd day of August, 2007.

By:	/s/ Hank Cohn
Authorized Officer

Name:	Hank Cohn
Print or Type

Title:	President